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                                                                    EXHIBIT 23.3

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated June 15, 2001 on the combined statements of income, shareholders' equity and cash flows of the Business Acquired by Asbury Automotive Group L.L.C. (Hutchinson Automotive Group) for the period from January 1, 2000, through June 30, 2000, and the year ended December 31, 1999, included in Asbury Automotive Group L.L.C.'s registration statement no. 333-65998 and to all references to our Firm included in this registration statement.




/s/ Arthur Andersen LLP
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Stamford, Connecticut
March 18, 2002